Exhibit 10.5

Chief Executive Officer
Change of Control Agreement

Weyerhaeuser Company

CEO COC

Table of Contents

Page

Article 1Term of This Agreement1

Article 2Definitions1

Article 3Participation and Continuing Eligibility Under This Agreement4

Article 4COC Benefits4

Article 5Form and Timing of COC Benefits6

Article 6The Company’s Payment Obligation6

Article 7Dispute Resolution7

Article 8Tax Matters7

Article 9Successors and Assignment9

Article 10Miscellaneous9

-i-

CEO COC

Weyerhaeuser Company

Devin W. Stockfish (Executive)
Change of Control Agreement

THIS EXECUTIVE CHANGE OF CONTROL AGREEMENT is made and entered into by and between Weyerhaeuser Company (hereinafter referred to as the “Company”) and Devin W. Stockfish.

WHEREAS, should the possibility of a Change of Control of the Company arise, the Board of Directors believes it is imperative that the Company and the Board should be able to rely on the Executive to continue in his or her position, and that the Company should be able to receive and rely on the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change of Control; and

WHEREAS, should the possibility of a Change of Control arise, in addition to the Executive’s regular duties, the Executive may be called upon to assist in the assessment of such possible Change of Control, advise management and the Board as to whether such Change of Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his or her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change of Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1	Term of This Agreement

This Agreement shall commence on the Effective Date and shall terminate on December 31, 2025; provided, however, that commencing on December 31, 2025 and each December 31 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than thirty (30) calendar days prior to such December 31, the Company or Executive shall have given notice that such party does not wish to extend the term of this Agreement.

However, in the event a Change of Control occurs during the term of this Agreement, this Agreement will remain in effect for the longer of (i) twenty-four (24) full calendar months after the month in which such Change of Control occurred (the “Protection Period”) and (ii) until all obligations of the Company to the Executive hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2	Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)“Agreement” means this Executive Change of Control Agreement.

(b)“Authorizing Executive” means the Company’s Senior Vice President overseeing Human Resources; except that, for purposes of the executive change of control agreement between the Company and the Company’s Senior Vice President overseeing Human Resources, “Authorizing Executive” means the Senior Vice President and General Counsel.

(c)“Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(d)“Beneficiary” means the persons or entities designated or deemed designated by an Executive pursuant to Section 10.2.

CEO COC

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” means the definition of “Cause” (or words of similar import) set forth in the Executive’s employment agreement in effect at the time of the termination of the Executive’s employment or if there is no such agreement or such term is not defined therein, as determined by the Committee in good faith, the Executive’s:

(i)Unauthorized misuse of the trade secrets or proprietary information of the Company or any affiliate;

(ii)Gross negligence or willful and continued failure to perform substantially the Executive’s duties with the Company that is reasonably likely to cause material harm to the Company;

(iii)Conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude;

(iv)Willfully engaging in illegal conduct or gross misconduct that is reasonably likely to cause material harm to the Company; or

(v)Material failure to cooperate in good faith with a governmental or internal investigation of the Company, any affiliate or any of their respective directors, officers or employees, if the Company has requested the Executive’s cooperation.

For purposes of this Section 2(f), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act or failure to act based on: (A) authority given pursuant to a resolution duly adopted by the Board or (B) advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

(g)“Change of Control” or “COC” shall have the meaning set forth in the Weyerhaeuser Company’s 2022 Long-Term Incentive Plan, as may be amended from time to time.

(h)“COC Benefits” means the COC Benefits described in Section 4.3.

(i)“Code” means the United States Internal Revenue Code of 1986, as amended.

(j) “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(k)“Company” means Weyerhaeuser Company, a Washington corporation (including any and all subsidiaries), or any successor thereto as provided in Article 9.

(l)“Disability” shall have the meaning ascribed to such term in the Weyerhaeuser Pension Plan, as amended from time to time.

(m)“Effective Date” means the date this Agreement is fully executed by the parties hereto.

(n)“Effective Date of Termination” means the date on which a Qualifying Termination occurs.

(o)“Equity Awards” means any awards made from time to time to the Executive of options to purchase the Company’s common stock, restricted shares of the Company’s common stock, stock appreciation rights, stock units denominated in units of the Company’s common stock, performance shares, dividend equivalents, or other incentive awards payable in shares of the Company’s common stock under the terms of the LTIP.

(p)“Executive” means an executive officer who serves on the senior management team of the Company and who has been presented with and signed this Agreement.

CEO COC

(q)“Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following events:

(i)A material reduction in the Executive’s authority, duties, or responsibilities existing immediately prior to the COC;

(ii)The Company’s requiring the Executive to be based at a location that is at least fifty (50) miles further from the Executive’s primary residence immediately prior to a Change of Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date;

(iii)A material reduction by the Company of the Executive’s Base Salary as in effect immediately prior to the COC;

(iv)A material reduction (in the aggregate) to the benefits provided to the Executive immediately prior to the COC; provided, however, that reductions in the level of benefits coverage shall not be deemed to be “Good Reason” if the Executive’s overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with the Executive’s position at the acquiring company;

(v)A material reduction in the Executive’s level of participation, including the Executive’s target-level opportunities, in any of the Company’s short- and/or long-term incentive compensation plans in which the Executive participates as of the Effective Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by ten percent (10%) or more); or a material increase in the relative difficulty of the measures used to determine the payouts under such plans; provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with the Executive’s position at the acquiring company; or

(vi)The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 9.

Under this Agreement, Good Reason shall not be deemed to exist unless a “Change of Control” has occurred within the time frame described in Section 4.2.  Moreover, in no event shall the Executive’s resignation be for Good Reason unless (A) an event set forth above shall have occurred and the Executive provides the Company with written notice thereof within thirty (30) days after the Executive has knowledge of the occurrence or existence of such event, which notice specifically identifies the event that the Executive believes constitutes Good Reason (whether or not such thirty day period ends after the Protection Period), and (B) the Company fails to correct the event so identified in all material respects within thirty (30) days after receipt of such notice.

(r)“LTIP” means the Weyerhaeuser Company 2022 Long-Term Incentive Plan, the Weyerhaeuser Company 2013 Long-Term Incentive Plan, the Weyerhaeuser Company 2004 Long-Term Incentive Plan or any predecessor or successor long-term incentive plan under which Equity Awards have or may be granted to the Executive from time to time.

(s)“Non-Competition and Release Agreement” is an agreement, in substantially the form attached hereto in Annex A, executed by and between the Executive and the Company as a condition to the Executive’s receipt of COC Benefits.

(t)“Protection Period” is defined in Section 1.

(u)“Qualifying Termination” is defined in Section 4.2.

CEO COC

(v) “Release Deadline Date” is defined in Section 4.6.

(w)“Release Effective Date” is defined in Section 4.6.

(x)“Severance Agreement” means the Executive Severance Agreement between the Company and the Executive, as such agreement may be amended, supplemented or otherwise modified from time to time, or, if such agreement is no longer in effect, any successor agreement thereto.

(y)“Trade Secrets” means anything that would constitute a “trade secret” under applicable law.

Article 3	Participation and Continuing Eligibility Under This Agreement

Subject to the other terms of this Agreement, the Executive shall remain eligible to receive benefits hereunder during the term of this Agreement.

Article 4	COC Benefits

4.1Right to COC Benefits. Subject to Section 4.6, the Executive shall be eligible to receive an offer of COC Benefits if:

(a)the Executive’s employment with the Company ends for any reason specified in Section 4.2; and

(b)solely with respect to termination of Executive’s employment pursuant to Section 4.2(a), the Executive is not (i) offered employment by the Company or any subsidiary or affiliate of the Company whether in a salaried, hourly, temporary or full-time capacity, (ii) offered a contract to serve as a consultant or contractor by the Company or any subsidiary or affiliate of the Company, or (iii) offered employment or a contract to serve as a consultant or contractor by an entity acquiring the Company.

Receipt of COC Benefits shall disqualify the Executive from eligibility to receive any other severance benefits from the Company, including, without limitation, those under the Severance Agreement.

4.2Qualifying Termination.  The Executive shall be eligible to receive an offer of COC Benefits, as described in Section 4.3, only if Executive experiences a Qualifying Termination. For purposes of this Agreement, a “Qualifying Termination” means the occurrence of any one or more of the following events during the Protection Period of the Company:

(a)	an involuntary termination of the Executive’s employment by the Company without Cause; or
(b)	a voluntary termination of employment by the Executive for Good Reason.

For the avoidance of doubt, a Qualifying Termination shall not include any of the following events:  (i) a voluntary termination of employment by the Executive for any reason (other than a resignation for Good Reason), (ii) an involuntary termination of the Executive’s employment by the Company for Cause, (iii) termination of the Executive’s employment due to mandatory retirement under the Company’s applicable policies (if any), or (iv) termination of the Executive’s employment due to the Executive’s death or Disability.

4.3Description of COC Benefits.  In the event that the Executive becomes eligible to receive an offer of COC Benefits in accordance with Sections 4.1 and 4.2 (and, for the avoidance of doubt, subject to the Executive’s execution and non-revocation of the Non-Competition and Release Agreement as set forth in Section 4.6), the Company shall pay or provide the Executive with the following:

(a)An amount equal to three (3) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

(b)An amount equal to three (3) times the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs (or, if higher, the target annual

CEO COC

bonus established for the bonus plan year in which the COC occurs); provided, that if the Executive’s Effective Date of Termination occurs on or following January 1 of any calendar year and prior to the Company establishing target annual bonuses for such calendar year, then the Executive’s target annual bonus for purposes of this Section 4.3(b) shall be Executive’s target annual bonus for the bonus plan year in effect immediately prior to the year in which the Effective Date of Termination occurs.

(c)An amount equal to the Executive’s annual bonus for the bonus plan year in which the Executive’s Effective Date of Termination occurs, with any applicable Company performance goals and any applicable individual and business performance goals, in each case, deemed to be achieved at target, multiplied by a fraction, the numerator of which is the number of days completed in such plan year through the Effective Date of Termination and the denominator of which is three hundred sixty-five (365); provided, that if the Executive’s Effective Date of Termination occurs on or following January 1 of any calendar year and prior to the Company establishing target annual bonuses for such calendar year, then the Executive’s target annual bonus for purposes of this Section 4.3(c) shall be Executive’s target annual bonus for the bonus plan year in effect immediately prior to the year in which the Effective Date of Termination occurs. Any payments hereunder are in lieu of any bonuses otherwise payable under the Company’s applicable annual incentive plans.

(d)A lump sum payment of ninety-five thousand dollars ($95,000) (net of required payroll and income tax withholding) in order to assist the Executive in paying for replacement health and welfare coverage for a reasonable period following the Executive’s Effective Date of Termination and outplacement services.

(e)Full vesting of the Executive’s benefits under any and all supplemental retirement plans in which the Executive participates.  For purposes of determining the amount of an Executive’s benefits in such plans, such benefits shall be calculated under the assumption that the Executive’s employment continued following the Effective Date of Termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining “final average pay” under such programs, the Executive’s actual pay history as of the Effective Date of Termination shall be used.  Payout of such amounts shall occur at the time established under such plans.

To the extent that the Executive is subject to a reduction of such benefits due to application of any early retirement provisions, the three (3) additional years of age shall be incorporated in the early retirement reduction calculation so as to offset such reduction.  Also, three (3) additional years of age, but not any additional service, shall be used to determine the Executive’s eligibility for early retirement benefits.

For the avoidance of doubt, the Executive’s equity incentive awards shall be treated in accordance with the terms of the applicable LTIP and the applicable award agreement.  In addition, if any of the provisions of this Agreement conflict with the provisions of the LTIP or the applicable award agreement, the LTIP or the applicable award agreement shall control.

4.4Termination for Cause or by the Executive Other Than for Good Reason. Following a COC of the Company, if the Executive’s employment is terminated either (i) by the Company for Cause or (ii) by the Executive (other than for Good Reason), no compensation or benefits shall be payable under this Agreement and the Executive’s benefits shall instead be determined in accordance with the Company’s applicable compensation and benefits plans and programs then in effect.

4.5Notice of Termination. Any termination by the Company or by the Executive for Good Reason under this Article 4 shall be communicated by a Notice of Termination, which shall be delivered to the Executive (or to the Authorizing Executive, as applicable) no later than the Effective Date of Termination, unless the Executive is terminated for Cause, in which case no Notice of Termination is required. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate whether or not such termination is for Cause and the Effective Date of Termination.

4.6Delivery of Non-Competition and Release Agreement. The payment of COC Benefits is conditioned on the Executive’s timely execution, delivery and non-revocation of the Non-Competition and Release Agreement.  The Company will deliver the Non-Competition and Release Agreement when it provides a Notice of Termination

CEO COC

to the Executive or promptly following the Company’s receipt of a Notice of Termination from the Executive.  The Non-Competition and Release Agreement becomes effective on the eighth day after the Executive executes it, provided that the Executive does not revoke it in the seven days after execution (“Release Effective Date”).  In all cases, the Release Effective Date must be no later than the 60th day following the Effective Date of Termination (the “Release Deadline Date”). If the Release Effective Date is not before the Release Deadline Date, the Executive shall forfeit any right to COC Benefits. In no event shall any COC Benefits be paid or provided before the Non-Competition and Release Agreement becomes effective and irrevocable.

To support the enforcement of the Non-Competition and Release Agreement, the parties agree that the minimum value of the Non-Competition and Release Agreement at the time this Agreement was entered into was at least three (3) times the Executive’s Base Salary which has been incorporated into the severance formula contained in Section 4.3.

4.7Resignations. Upon termination of Executive’s employment or service for any reason, as a condition to receiving the severance set forth in Section 4.3, Executive hereby agrees that Executive also resigns any and all positions with the Company or any of its Affiliates, whether as an officer, director, employee, or agent, in each case effective on the Effective Date of Termination.  Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but Executive shall be treated for all purposes as having so resigned upon the Effective Date of Termination or termination of service, regardless of when or whether Executive executes any such documentation. For the avoidance of doubt, Executive hereby agrees that the foregoing referenced termination of employment with the Company and resignations from any and all other positions with the Company or any of its Affiliates shall not be predicated or conditioned on Executive receiving the severance set forth in Section 4.3 or the Executive’s execution and non-revocation of the Non-Competition and Release Agreement in compliance with Section 4.6 of this Agreement.

Article 5	Form and Timing of COC Benefits

5.1Form and Timing of COC Benefits. The COC Benefits described in Sections 4.3(a), (b), (c) and (d) shall be paid in cash to the Executive in a single lump sum, subject to the satisfaction of the Non-Competition and Release Agreement requirements described in Section 4.6, as soon as practicable following the Effective Date of Termination, but in no event later than sixty (60) days following the Effective Date of Termination and in no event later than the payment deadline for short-term deferrals under Treas. Reg. § 1.409A-1(b)(4) (or any successor provision).

5.2Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 6	The Company’s Payment Obligation

6.1Payment Obligations Absolute.  Except as provided in this Article 6 and Article 7, the Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right that the Company may have against the Executive or anyone else.  All amounts payable by the Company hereunder shall be paid without notice or demand.  Except as provided in this Article 6 and in Article 7, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.

6.2Contractual Rights to Benefits. Subject to Article 1 and Section 6.3, this Agreement establishes and vests in the Executive a contractual right to the benefits to which the Executive may become entitled hereunder.  However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the

CEO COC

Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

6.3Forfeiture of COC Benefits and Other Payments. Notwithstanding any other provision of this Agreement to the contrary, if it is determined by the Company that the Executive has violated any of the restrictive covenants contained in the Executive’s Non-Competition and Release Agreement, the Executive shall be required to repay to the Company an amount equal to the economic value of all COC Benefits and other payments already provided to the Executive under this Agreement and the Executive shall forever forfeit the Executive’s rights to any unpaid COC Benefits and other payments hereunder.  The COC Benefits shall be subject to (a) forfeiture provisions in any other agreements between the Executive and the Company and (b) any recoupment, clawback or similar policy of the Company as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of previously paid compensation.

Article 7	Dispute Resolution

7.1Claims Procedure. The Executive may file a written claim relating to this Agreement with the Authorizing Executive, who shall consider such claim and notify the Executive in writing of his or her decision with respect thereto within ninety (90) days (or within such longer period not to exceed one hundred eighty (180) days, as the Authorizing Executive determines is necessary to review the claim, provided that the Authorizing Executive notifies the Executive in writing of the extension within the original ninety (90) day period).  If the claim is denied, in whole or in part, the Executive may appeal such denial to the Committee, provided the Executive does so in writing within sixty (60) days of receiving the determination by the Authorizing Executive.  The Committee shall consider the appeal and notify the Executive in writing of its decision with respect thereto within sixty (60) days (or within such longer period not to exceed one hundred twenty (120) days as the Committee determines is necessary to review the appeal, provided that the Committee notifies the Executive in writing of the extension within the original sixty (60) day period).

7.2Finality of Determination. The determination of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of this Agreement shall be final, binding, and conclusive on all persons and shall be given the greatest deference permitted by law.

Article 8	Tax Matters

8.1Code Section 409A.  All COC Benefits and reimbursements payable in cash to the Executive under this Agreement are intended to comply with the “short term deferral” exception specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), or otherwise be excepted from coverage under Section 409A of the Code (“Section 409A”).  In addition, this Agreement will be interpreted, operated, and administered by the Company to the extent deemed reasonably necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, including any temporary or final Treasury regulations and guidance promulgated thereunder.

Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by the Agreement). The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year, and no amounts payable with respect to Executive’s equity interest (if any) in the Company shall offset or reduce amounts payable to the Executive under this Agreement.

For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.

CEO COC

Notwithstanding any other provision of this Agreement to the contrary, if, at the time of Executive’s separation from service (as defined in Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six-month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

8.2Code Section 280G.  In the event that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement together with the aggregate present value of payments, consideration, compensation and benefits under all other plans, arrangements and agreements applicable to Executive, constitute “excess parachute payments” under Section 280G(b) of the Code subject to an excise tax under Section 4999 of the Code (collectively, the “Parachute Amount”), the amount of excess parachute payments which would otherwise be payable to Executive or for Executive’s benefit under this Agreement shall be reduced to the extent necessary so that no amount of the Parachute Amount is subject to an excise tax under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, after any excise taxes payable under Section 4999), an amount of the Parachute Amount which is greater than the amount, on a net after tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.

If the foregoing determination results in a reduction of the payments by the Reduced Amount, such reduction in payments due under this Agreement shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code. Within ten days following such determination, but not later than thirty days following the date of the event under Section 280G(b)(2)(A)(i), the Company shall pay or distribute to Executive or for Executive’s benefit such amounts as are then due to Executive under this Agreement and shall promptly pay or distribute to Executive or for his or her benefit in the future such amounts as become due to Executive under this Agreement.

Unless the Executive and the Company otherwise agree in writing, any determination required under this Section 8.2 shall be made in writing by the Company’s independent public accountants immediately prior to the Change of Control or such other person or entity as determined in good faith by the Company (the “Accounting Firm”), whose determination shall be conclusive and binding upon the Executive and the Company.  For purposes of making the calculations required by this Section 8.2, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Executive and the Company shall furnish to the

CEO COC

Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 8.2.  The Company shall bear all costs the Accounting Firm may incur in connection with any calculations contemplated by this Section 8.2.

Article 9	Successors and Assignment

9.1Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a material breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated employment with the Company voluntarily for Good Reason.  For the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.

9.2Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive dies while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary.  If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 10	Miscellaneous

10.1Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the effective date of a COC, may be terminated by either the Executive or the Company at any time, subject to applicable law.

10.2Beneficiaries. The Executive may designate one or more persons or entities as the primary or contingent Beneficiaries of any COC Benefits owing to the Executive under this Agreement.  Such designation must be in the form of a signed writing acceptable to the Committee and pursuant to such other procedures as the Committee may decide.  If no such designation is on file with the Company at the time of the Executive’s death, or if no designated Beneficiaries survive the Executive for more than fourteen (14) days, any COC Benefits owing to the Executive under this Agreement shall be paid to the Executive’s estate.

10.3Number. Except where otherwise indicated by the context, the plural shall include the singular, and the singular shall include the plural.

10.4Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.  Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

10.5Counterparts, Facsimiles & Email Transmissions.  This Agreement and all documents relating hereto may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” or similar format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or signature page were an original thereof.

10.6Modification. Except as provided in Article 1, no provision of this Agreement may be modified, waived, or discharged following a COC unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee or a designee of such authorized member of the Committee, or by the respective parties’ legal representatives and successors.

CEO COC

10.7Effect of Agreement. This Agreement shall completely supersede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company (including the Executive Change of Control Agreement that terminated on August 12, 2022), and is in lieu of any notice requirement, policy, or practice.  As such, the COC Benefits described herein shall serve as the Executive’s sole recourse with respect to termination of employment by the Company following a COC.  In addition, COC Benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other agreements, plans, provisions, or practices owing to the Executive from the Company, except to the extent expressly provided therein.  Except as otherwise specifically provided for in this Agreement, the Executive’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof.

10.8Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Washington shall be the controlling law in all matters relating to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates appearing below.

Weyerhaeuser Company	Executive

By: /s/ Denise M. Merle	By: /s/ Devin W. Stockfish

Its: Senior Vice President and Chief Administration Officer	Name: Devin W. Stockfish

Date: August 12, 2022	Date: August 12, 2022

CEO COC

ANNEX A
NON-COMPETITION AND RELEASE AGREEMENT
FOR THE EXECUTIVE CHANGE OF CONTROL AGREEMENT

1.	Parties

The parties to this Non-Competition and Release Agreement are____________ (“Executive”) and WEYERHAEUSER COMPANY, a Washington corporation, and all successors thereto (“Company”).

2.	Date

The date of this Non-Competition and Release Agreement (this “Release Agreement”) is              , 20     (the “Date of this Agreement”).

3.	Recitals

Executive’s employment with Company is ending.  Executive is party to that certain Weyerhaeuser Company Executive Change of Control Agreement dated as of ________, 20__ (“COC Agreement”) and is eligible for COC Benefits under the COC Agreement on condition that Executive executes and does not revoke a non-competition and release agreement pursuant to the terms and conditions of the COC Agreement.  This Release Agreement sets forth the terms of Executive’s severance from Company.

4.	Defined Terms

When defined terms from the COC Agreement are used herein and not otherwise defined, they shall have the same definitions as provided in the COC Agreement.

5.	Termination of Employment

Effective             , 20    , Executive’s employment with Company terminated (“Termination Date”). Consistent with Section 4.7 of the COC Agreement, Executive hereby agrees that Executive has also resigned any and all other positions with the Company or any of its Affiliates, whether as an officer, director, employee, or agent, in each case effective on the Termination Date.  Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but Executive shall be treated for all purposes as having so resigned upon the Termination Date, regardless of when or whether Executive executes any such documentation.

6.	Payments

Upon expiration of the Revocation Period, defined below, without exercise of the right to revoke, Executive shall receive or be entitled to receive the COC Benefits and other payments to the extent set forth in the COC Agreement.  Such payments shall be subject to all terms and conditions of the COC Agreement, including, but not limited to, the forfeiture provisions of Section 6.3 thereof.

Notwithstanding any other provision of this Release Agreement to the contrary, if it is determined by the Company that the Executive has violated any of the restrictive covenants contained in this Release Agreement, the Executive shall be required to repay to the Company an amount equal to the economic value of all COC Benefits and other payments already provided to the Executive under the Severance Agreement and the Executive shall forever forfeit the Executive’s rights to any unpaid COC Benefits and other payments hereunder. The COC Benefits shall be subject to (a) forfeiture provisions in any other agreements between the Executive and the Company and (b) any recoupment, clawback or similar policy of the Company as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of previously paid compensation.

CEO COC

7.	Release

In consideration of the payments to be made under the COC Agreement, which Executive acknowledges Executive would not otherwise be entitled to receive, Executive agrees that the consideration provided under the COC Agreement represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, direct and indirect parents and subsidiaries, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, predecessor and successor corporations and assigns, and all persons acting with or on behalf of them (collectively, the “Releasees”).  Executive, on Executive’s own behalf and on behalf of Executive’s heirs, family members, executors, agents, and assigns, hereby and forever releases and discharges the Releasees, and each of them, from any and all claims, liability, demands, rights, damages, costs, attorneys’ fees, and expenses of whatever nature that exist as of the date of execution of this Release Agreement, whether known or unknown, foreseen or unforeseen, asserted or unasserted, including, but not limited to:  (i) all claims arising out of Executive’s employment and/or Executive’s termination from employment, including all claims arising out of applicable state and federal laws, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, state and federal Family Leave Acts, and any other applicable tort, contract, or other common law theories, (ii) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company and/or any of the Releasees, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law, (iii) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits, (iv) any and all claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Releasee and Executive existing as of the date hereof (whether or not known or arising before, on or after the date Executive executes this Release Agreement), (v) any and all claims for violation of the federal or any state constitution, (vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination, (vii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of the COC Agreement, (viii) any and all claims for attorneys’ fees and costs and (ix) any other claims whatsoever.

This Release Agreement shall not affect Executive’s entitlement to any vested compensatory payments or other benefits due to Executive following the expiration of the Revocation Period pursuant to the terms and conditions of any applicable benefit plans, programs and agreements maintained by Company for the benefit of Executive or to which Company and Executive are parties.  Nothing in this Agreement will be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or comparable state or local agency; provided, however, that, notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages or other personal legal relief in connection with any such charge, investigation, proceeding, or related lawsuit.

This Release Agreement does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company and/or any of the Releasees; and Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company and/or any of the Releasees).  Executive represents that Executive has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Release Agreement.

Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this Release Agreement is knowing and

CEO COC

voluntary.  Executive agrees that this Release Agreement does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Release Agreement.  Executive acknowledges that the consideration given for this Release Agreement is in addition to anything of value to which Executive was already entitled.

Executive acknowledges that Executive has been advised to consult with legal counsel and that Executive is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Executive’s favor at the time of executing the release, which, if known by Executive, must have materially affected Executive’s settlement with the Releasee.  Executive, being aware of said principle, agrees to expressly waive any rights Executive may have to that effect, as well as under any other statute or common law principles of similar effect.

8.	Confidentiality Agreement

8.1Company’s Confidential Information. During the course of performing Executive’s duties as a Company employee, Executive was exposed to and acquired Confidential Information. As used herein, “Confidential Information” refers to any and all information of a confidential, proprietary, or trade secret nature that is maintained in confidence by Company for the protection of its business. Confidential Information includes, but is not limited to, Company information about or related to (i) any current or planned products; (ii) research and development or investigations related to prospective products; (iii) proprietary software, inventions, and systems; (iv) suppliers or customers; (v) cost information, profits, sales information and accounting and unpublished financial information; (vi) business and marketing plans and methods; (vii) any other information not generally known to the public that , if misused or disclosed to a competitor, could reasonably be expected to adversely affect the Company, (viii) any confidential information related to any client, customer, vendor or supplier of the Company; and (ix) financial, technical, sales, marketing, promotional, manufacturing, development and personnel information, customer and prospective customer lists, supplier and prospective supplier lists, Trade Secrets, designs, product formulations, product specifications, terms of arrangements with clients, customers, vendors or suppliers, training, service and business manuals, training courses and other training and instructional materials, other proprietary information valuable to the operation of the Company and any other information related to the Company that the Company or its affiliates considered or considers to be, and treated or treats as confidential, and all notes, analyses, compilations, summaries, extracts, studies, interpretations or other materials that contain, reflect or are based upon, in whole or in part, any such information, however recorded or preserved, whether written, maintained in the mind or memory of Executive or oral and regardless of whether or not specifically marked as confidential; provided, however, that Confidential Information does not include information that was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by Executive).

8.2Non-disclosure of Confidential Information. Executive acknowledges that the Confidential Information is a special, valuable, and unique asset of Company.  Executive agrees to keep in confidence and trust all Confidential Information for so long as such information is not generally known to the public or to persons outside Company who could obtain economic value from its use.  Executive agrees that Executive shall not directly or indirectly use the Confidential Information for the benefit of Executive or any other person or entity.

8.3 Protected Rights; Limited Trade Secret Immunity. Notwithstanding any other provision of this Release Agreement, nothing contained in this Release Agreement prevents Executive from providing truthful testimony in response to a lawfully-issued subpoena or court order or limits Executive’s ability to communicate with any governmental entity (including for purposes of exercising any legally protected whistleblower rights) or otherwise participate in any investigation or proceeding that may be conducted by any governmental entity, including providing non-privileged documents or other information, without notice to the Company.

  Executive acknowledges that Executive has been notified that under the Defend Trade Secrets Act:  (A) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is:  (x) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (y) made in a complaint or other document filed in a lawsuit or other

CEO COC

proceeding, if such filing is made under seal so that it is not made public; and (B) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

8.4Legal Process.  In the event that Executive or any of Executive’s affiliates is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any legal proceeding before any governmental entity, to disclose any Confidential Information or Trade Secrets during the applicable restricted period specified in Section 8.1, Executive shall deliver prompt written notice to the General Counsel of the Company of such request or requirement (except to the extent prohibited by applicable law) so that the Company may, at its expense, seek an appropriate protective order or other remedy and Executive shall cooperate with the Company, at the Company’s expense, to obtain such protective order.  In the event that such protective order or other remedy is not obtained or the Company waives in writing compliance with this Section 8, Executive shall furnish only that portion of the Confidential Information or Trade Secrets which is legally required to be disclosed.

9.Non-solicitation and Non-disparagement.

9.1Non-solicitation of Employees. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any employee of Company, any successor corporation, or a subsidiary of Company to work for Executive or any competing company or competing business organization.

9.2Non-solicitation of Customers and Vendors. Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly solicit or attempt to induce any customer, vendor, or supplier of Company to end its relationship with Company.

9.3 Non-disparagement.  Neither party hereto shall make any oral or written statement about the other party which is intended or reasonably likely to have the effect of: (i) undermining, impugning, disparaging, injuring the reputation of or otherwise in any way reflecting adversely or detrimentally upon the other party or any of the Releasees: or (ii) accusing or implying that either party or any of the Releasees engaged in any wrongful, unlawful or improper conduct. The foregoing restrictions shall not apply to any testimony that either party is compelled by law to give (whether written or verbal).

10.Non-competition

Executive agrees that for a period of two (2) years following the Termination Date, Executive shall not directly or indirectly, whether as an employee, officer, director, shareholder, investor, agent, advisor or consultant, engage or participate in any business that competes with Company, provided that nothing in this Section 10 shall preclude Executive from (i) performing any services on behalf of an investment banking, commercial banking, auditing, or consulting firm or (ii) investing five percent (5%) or less in the common stock of any publicly traded company, provided such investment does not give Executive the right or ability to control or influence the policy decisions of any competing business.

11.Review and Rescission Rights

Executive has forty-five (45) days from the Date of this Agreement (the “Review Period”) within which to decide whether to sign this Release Agreement.  If Executive signs this Release Agreement, Executive may revoke this Release Agreement if, within seven (7) days after signing (the “Revocation Period”), Executive delivers notice in writing to the General Counsel of the Company.

This Release Agreement will not become effective, and the COC Benefits dependent on the execution of this Release Agreement will not become payable, unless and until this Release Agreement is signed within the

CEO COC

Review Period, the Revocation Period expires, and Executive has not exercised the right to revoke this Release Agreement during the Revocation Period.

Executive may sign this Release Agreement prior to the end of the forty-five (45) day Review Period, thereby commencing the seven (7) day Revocation Period.  Whether Executive decides to sign before the end of the Review Period is entirely up to Executive.

Executive will receive the same severance payments regardless of when Executive signs this Release Agreement, as long as Executive signs prior to the end of the Review Period and does not revoke this Release Agreement within the Revocation Period.

Executive acknowledges that Executive’s release of rights is in exchange for COC Benefits to which Executive otherwise legally would not be entitled.

Executive acknowledges that if Executive revokes, or does not sign this Release Agreement within the Review Period, Executive forfeits all COC Benefits.

12.Advice of Counsel

Executive acknowledges that Executive has been advised to consult with an attorney before signing this Release Agreement.  Executive warrants and agrees that Executive has carefully read and understands this Agreement.

13.Disputes

Any dispute or claim that arises out of or relates to this Release Agreement shall be resolved in accordance with the provisions of Article 7 of the COC Agreement.  Notwithstanding the provisions of this Section 13, any claim by Company for injunctive relief under the provisions of Section 8, 9, or 10 herein, or any subparts thereof, shall not be subject to the terms of this Section 13.

14.Governing Law; Venue

To the extent not preempted by the laws of the United States, Washington law governs this Release Agreement, notwithstanding its choice of law rules.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington in any action or dispute arising out of or relating to this Release Agreement and agrees that all claims in respect of such action or dispute may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Release Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or dispute so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

15.Counterparts, Facsimiles & Email Transmissions

This Release Agreement and all documents relating hereto may be executed in two or more counterparts, each of which together shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” or similar format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or signature page were an original thereof.

16. Entire Agreement

All of the parties’ agreements, covenants, representations, and warranties, express or implied, oral or written, concerning the subject matter of this Release Agreement are contained in this Release Agreement.  All prior

CEO COC

and contemporaneous conversations, negotiations, agreements, representations, covenants, and warranties concerning the subject matter of this Release Agreement are merged into this Release Agreement.  This is an integrated agreement.

17.Miscellaneous

The benefits and obligations of this Release Agreement shall inure to the successors and assigns of the parties.  The parties acknowledge that the only consideration for this Release Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Release Agreement, that this Release Agreement has been executed voluntarily, and that the terms of this Release Agreement are contractual.  No action taken by the Company and/or any of the Releasees, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company and/or any of the Releasees of any fault or liability.

18.Severability

Executive agrees that each provision in this Release Agreement will be treated as a separate and independent clause, and the enforceability of any one clause will in no way impair the enforceability of any of the other clauses in this Release Agreement.  Moreover, if one or more of the provisions contained in this Release Agreement, whether for the benefit of Executive or Company, are for any reason held to be excessively broad as to scope, activity, or subject so as to be unenforceable at law, such provision or provisions will be construed by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it then appears.

19.Section and Paragraph Titles

Section and paragraph titles in this Release Agreement are used for convenience only and are not intended to and shall not in any way enlarge, define, limit, or extend the rights or obligations of the parties or affect the interpretation of this Release Agreement.

WEYERHAEUSER COMPANY	[NAME]

By: ____________________________________	By: ________________________________________
Title: ___________________________________	Name: ______________________________________
Date: ___________________________________	Date: _______________________________________